Exhibit 99.1

KBR Announces Third Quarter 2014 Financial Results

▪	Fully Diluted EPS of $0.21

▪	$1 billion in bookings in Hydrocarbons segment; $900 million reimbursable

▪	Continued strong operational performance in Gas Monetization and Hydrocarbons business segments; Services stable

HOUSTON, Texas — November 4, 2014 — KBR, Inc. (NYSE: KBR), a global engineering, construction and services company supporting the energy, hydrocarbons, chemicals, industrial, civil infrastructure, minerals, government services and commercial markets, announced today its third quarter 2014 financial results.

Net income attributable to KBR was $30 million, or $0.21 per diluted share, compared to a net loss of $47 million, or $0.32 per diluted share, in the third quarter of 2013. Consolidated revenue in the third quarter of 2014 was $1.7 billion compared to $1.8 billion in the third quarter of 2013.

“Our third quarter consolidated results improved sequentially from the second quarter and reflect strong performance in our Gas Monetization and Hydrocarbons segments. Our fabrication and module assembly projects in Canada were stable and our businesses across Services were profitable. IGP continues to lag, largely due to charges on a North America Power project, but we continued to make good progress on resolving a number of legacy commercial disputes,” said Stuart Bradie, President and Chief Executive Officer of KBR, Inc.

“Bookings for our Hydrocarbons business segment were strong at $1 billion, with $900 million in reimbursable, largely Downstream EPC and Oil and Gas Services work. In the third quarter, we were awarded front end engineering and design (FEED) work for the Tangguh train 3 Liquefied Natural Gas (LNG) project and the Eni Mozambique Floating Liquefied Natural Gas (FLNG) project, and work on the BP Mad Dog Phase II project in the Gulf of Mexico continued.”

Bradie continued: “Looking forward, while the recent decline in oil prices may present challenges to certain near-term upstream project economics, low natural gas prices continue to result in a number of good engineering, procurement and construction (EPC) prospects in the LNG, Downstream, and Chemicals markets and we are well placed to capitalize on these opportunities. Our strategic review is progressing on-track and we plan to discuss the results at an analyst day on December 11, 2014, at the New York Stock Exchange.”

Business Discussion (All comparisons are third quarter 2014 versus third quarter 2013, unless otherwise noted.)

Gas Monetization Results

Gas Monetization revenue was $343 million, down $194 million, primarily due to reduced business volumes on projects that were mainly completed in 2013 as well as reduced volumes on an LNG project in Australia as this project moves toward completion. Gross profit was $41 million, down $95 million, primarily due to $71 million in renegotiated fees and cost recoveries recognized on an LNG project in 3Q13 that did not reoccur in 2014. The 3Q14 results were also impacted by higher bid and proposal costs related to multi-billion dollar EPC projects that the company is pursuing in 2014 for expected awards in 2015.

Gas Monetization equity in earnings of unconsolidated affiliates was $23 million, up $4 million, due to increased activity on an LNG project in Australia.

Hydrocarbons Results

Hydrocarbons revenue was $559 million, up $195 million, while Hydrocarbons gross profit was $18 million, a decline of $22 million. Revenue growth is primarily due to the high volume of Downstream EPC projects the Company is executing in North America, as well as Downstream and Oil and Gas services projects globally. During the quarter, the segment had strong global bookings, driven by approximately $900 million in reimbursable work for Downstream and Oil and Gas related projects. The decrease in gross profit was primarily driven by increased costs related to a welding issue on an EPC project in North America of $18 million.

Infrastructure, Government and Power (IGP) Results

IGP revenue was $342 million, down $31 million, while gross profit was a loss of $40 million, a decline of $57 million. The decrease in gross profit was primarily due to higher forecast costs to complete a North America Power project of $33 million, reduced activity associated with the completion of the U.S. Government’s LogCAP IV contract of $9 million, and reduced work volumes on Infrastructure and Minerals projects. The Company continues to focus on resolving commercial disputes, and recorded a net pre-tax gain of $8 million during the quarter. Legal fees on other ongoing matters of $4 million were a headwind in the quarter. Looking forward, the Company continues to see robust prospects in the International Government and Defense space for work supporting the U.K. Ministry of Defence (MoD) and Foreign Affairs, U.K. Police and other U.K. local government support services, and the Australian Defence Force.

IGP equity in earnings of unconsolidated affiliates was $7 million, down $2 million. The decrease was the result of lower work volumes on the construction element on a U.K. MoD project as it nears completion.

Services Results

Services revenue was $405 million, down $60 million and gross profit was $2 million, an increase of $75 million. The increase was primarily driven by $89 million in losses in 3Q13 which did not reoccur in 3Q14 from losses at completion on certain Canadian pipe fabrication and module assembly projects. In 3Q14 the Canadian pipe and module assembly projects were stable, with the net position largely unchanged. Other Services businesses were profitable.

Services equity in earnings of unconsolidated affiliates was $4 million, up $3 million, primarily due to improved utilization of the offshore maintenance vessels for KBR’s Mexican joint venture, MMM.

Corporate

Corporate general and administrative expense was $58 million, a reduction of $8 million, resulting from the success of ongoing cost reduction initiatives. ERP spending included in Corporate G&A was $13 million and $14 million in 3Q14 and 3Q13, respectively.

Other Non-Operating Income (Expenses)

Other non-operating income was $24 million due to the settlement of a tax sharing dispute with KBR’s former parent.

Net Income Attributable to Noncontrolling Interests

Net Income Attributable to Noncontrolling Interests was $15 million, down $47 million, primarily due to renegotiated fees and cost recoveries on an LNG project in Australia in the prior year third quarter that did not reoccur.

Capital Allocation

During the third quarter, the Company generated $158 million in cash flows from operations, including distributions of earnings from unconsolidated affiliates of $153 million, repurchased $6 million of outstanding shares and paid $11 million in dividends. Year-to-date, KBR has repurchased 3.7 million shares and returned $137 million to shareholders through repurchases and dividends.

Third Quarter 2014 Significant Achievements and Awards

•
KBR and its joint venture partnership with PT Rekayasa Industries, JGC Corporation and PT JGC Indonesia, the RJK JV, was awarded the onshore FEED contract by BP for a third liquefaction train at the Tangguh LNG Project in West Papua province, Indonesia.

•
The KD Consortium, created in 2014 by KBR, Inc. and Daewoo Shipbuilding & Marine Engineering Company, Ltd  (KSE: DSME), was awarded a FEED contract by Eni East Africa SpA for a floating liquefied natural gas (FLNG) facility for the Coral South Development Project.

•
KBR was awarded a reimbursable contract by Koch Nitrogen Company, LLC to provide EPC services for a new grassroots urea plant, part of a $1.3 billion expansion project by Koch Nitrogen at its Enid, Oklahoma facility.

•
KBR was awarded a contract from Gemini HDPE LLC, a manufacturing joint venture between INEOS Olefins & Polymers USA (INEOS) and Sasol, to provide EPC services for a new high-density polyethylene (HDPE) facility to be located at INEOS’s Battleground Manufacturing Complex in La Porte, Texas.

•	KBR was awarded a three-year master services agreement (MSA) with Statoil Petroleum AS (Statoil) to provide engineering and procurement services for Statoil on a global scale.

•
KBR received a letter of award from Hyundai Heavy Industries Co. Limited to perform engineering design services for the Abu Dhabi Marine Operating Company Al-Nasr Full Field Development project, located offshore Abu Dhabi.

•	KBR was awarded a contract by Fertial SpA to provide licensing and basic engineering design services to revamp Fertial’s Annaba and Arzew ammonia plants in Algeria.

•	KBR was awarded an indefinite-delivery/indefinite quantity job order construction contract by the Naval Facilities Engineering Command Europe Africa Southwest Asia for the largest U.S. base in Africa.

About KBR
KBR is a global engineering, construction and services company supporting the energy, hydrocarbons, chemicals, industrial, civil infrastructure, minerals, government services and commercial markets. For more information, visit www.kbr.com.

Forward-Looking Statements
The statements in this press release that are not historical statements, including statements regarding future financial performance and backlog information, are forward-looking statements within the meaning of the federal securities laws. These statements are subject to numerous risks and uncertainties, many of which are beyond the company’s control that could cause actual results to differ materially from the results expressed or implied by the statements. These risks and uncertainties include, but are not limited to: the outcome of and the publicity surrounding audits and investigations by domestic and foreign government agencies and legislative bodies; potential adverse proceedings by such agencies and potential adverse results and consequences from such proceedings; the scope and enforceability of the company’s indemnities from its former parent; changes in capital spending by the company’s customers; the company’s ability to obtain contracts from existing and new customers and perform under those contracts; structural changes in the industries in which the company operates, escalating costs associated with and the performance of fixed-fee projects and the company’s ability to control its cost under its contracts; claims negotiations and contract disputes with the company’s customers; changes in the demand for or price of oil and/or natural gas; protection of intellectual property rights; compliance with environmental laws; changes in government regulations and regulatory requirements; compliance with laws related to income taxes; unsettled political conditions, war and the effects of terrorism; foreign operations and foreign exchange rates and controls; the development and installation of financial systems; increased competition for employees; the ability to successfully complete and integrate acquisitions; and operations of joint ventures, including joint ventures that are not controlled by the company.

KBR's most recently filed Annual Report on Form 10-K/A, any subsequent Form 10-Qs and 8-Ks, and other Securities and Exchange Commission filings discuss some of the important risk factors that KBR has identified that may affect the business, results of operations and financial condition. Except as required by law, KBR undertakes no obligation to revise or update publicly any forward-looking statements for any reason.

Contact:
Investors
Zac Nagle
Vice President, Investor Relations
713.753.5082
Investors@kbr.com

Media
Richard Goins
Director, Communications
713.751.9471
Mediarelations@kbr.com

 KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Income
(Millions, except per share data) (Unaudited)

Nine Months Ended	
	September 30, 2014	September 30, 2013
		(As Restated)
Revenue:		
Gas Monetization	$ 1,105	$ 1,725
Hydrocarbons	1,544	1,050
Infrastructure, Government and Power	994	1,147
Services	1,277	1,563
Other	29	49
Total revenue	4,949	5,534
Gross profit (loss):		
Gas Monetization	184	305
Hydrocarbons	74	133
Infrastructure, Government and Power	(80)	44
Services	(98)	(42)
Other	16	12
Labor cost absorption not allocated to the business segments - favorable (unfavorable)	1	(42)
Total gross profit	97	410
Equity in earnings of unconsolidated affiliates:		
Gas Monetization	57	46
Hydrocarbons	-	-
Infrastructure, Government and Power	40	35
Services	4	11
Other	17	15
Total equity in earnings of unconsolidated affiliates	118	107
General and administrative expenses	(178)	(181)
Gain (loss) on disposition of assets	8	(1)
Operating income	45	335
Interest income (expense), net	(1)	(3)
Foreign currency losses	(4)	(2)
Other non-operating income (expenses)	23	(2)
Income before income taxes and noncontrolling interests	63	328
Provision for income taxes	(30)	(105)
Net income	33	223
Net income attributable to noncontrolling interests	(54)	(92)
Net income (loss) attributable to KBR	$ (21)	$ 131
Net income (loss) attributable to KBR per share:		
Basic	$ (0.14)	$ 0.88
Diluted	$ (0.14)	$ 0.88
Basic weighted average shares outstanding	145	148
Diluted weighted average shares outstanding	145	149
Cash dividends declared per share	$ 0.24	$ 0.16

KBR, Inc.: Condensed Consolidated Balance Sheets
(Millions)

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.: Condensed Consolidated Statements of Cash Flows
(Millions) (Unaudited)

KBR, Inc.:  Backlog Information (a)
(Millions) (Unaudited)

(a)
Backlog is presented differently depending on whether the contract is consolidated by KBR or is accounted for under the equity method of accounting. Backlog related to consolidated projects is presented as 100% of the expected revenue from the project. Backlog generally includes total expected revenue in backlog when a contract is awarded and/or the scope is definitized. Where contract duration is indefinite, projects included in backlog are limited to the estimated amount of expected revenue within the following twelve months. Certain contracts provide maximum dollar limits, with actual authorization to perform work under the contract being agreed upon on a periodic basis with the customer. In these arrangements, only the amounts authorized are included in backlog. For projects where KBR acts solely in a project management capacity, KBR only includes the management fee revenue of each project in backlog. For certain long-term service contracts with a defined contract term, such as those associated with privately financed projects, the amount included in backlog is limited to five years.

Included in the backlog table above is our proportionate share of unconsolidated joint ventures estimated revenue.  However, because these projects are accounted for under the equity method, only our share of future earnings from these projects will be recorded in our results of operations.  Our backlog for projects related to unconsolidated joint ventures totaled $4.9 billion, $5.2 billion and $5.5 billion at September 30, 2014, June 30, 2014, and December 31, 2013, respectively.  Our backlog related to consolidated joint ventures with noncontrolling interest totaled $1.0 billion, $1.1 billion and $1.5 billion at September 30, 2014, June 30, 2014, and December 31, 2013, respectively.

As of September 30, 2014, 38% of our backlog was attributable to fixed-price contracts and 62% was attributable to cost-reimbursable contracts. For contracts that contain both fixed-price and cost-reimbursable components, we classify the components as either fixed-price or cost-reimbursable according to the composition of the contract except for smaller contracts where we characterize the entire contract based on the predominate component.

All backlog is attributable to firm orders as of September 30, 2014, June 30, 2014, and December 31, 2013.

(b)	Backlog attributable to unfunded government orders was $0.0 billion, $0.1 billion and $0.2 billion as of September 30, 2014, June 30, 2014, and December 31, 2013, respectively.